TOMPKINS FINANCIAL CORPORATION S-8

EXHIBIT 5

July 25, 2025

Tompkins Financial Corporation

118 E. Seneca Street, P.O. Box 460

Ithaca, New York 14851

Ladies and Gentlemen:

I am Executive Vice President, General Counsel, Chief Risk Officer and Secretary of Tompkins Financial Corporation, a New York corporation (the “Company”), and I have acted as counsel to the Company in connection with the filing of the Company’s registration statement on Form S-8 with the Securities and Exchange Commission (“SEC”) on or about July 25, 2025 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement is being filed in connection with the Company’s offer and sale from time to time of up to 100,000 shares of the Common Stock of the Company, par value $.10 per share (the “Shares”), through the Company’s Retirement Savings Plan (the “Plan”).

In rendering this opinion, I have examined such corporate records and other documents, including the Amended and Restated Certificate of Incorporation of the Company, the Second Amended and Restated By-Laws of the Company, and minutes of meetings and resolutions of the Board of Directors of the Company, and have reviewed such matters of law as I have deemed necessary for this opinion.

Based upon the foregoing, I am of the opinion that, when the Shares shall have been issued and sold on the terms contemplated by the Plan, the Shares will be validly issued, fully paid and non-assessable.

I express no opinion as to the applicability of, compliance with, or effect of the laws of any state, or as to any matter subject to such laws, other than the laws of the State of New York.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to being named under the heading “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Alyssa Hochberg Fontaine
Alyssa Hochberg Fontaine Executive Vice President, General Counsel, Chief Risk Officer and Secretary Tompkins Financial Corporation